Carlos S. Cortez  Exhibit 24

Authorization and Designation
to Sign and File
Section 16 Reporting Forms

    The undersigned does hereby authorize and designate each of Jerry Barbato, Xiu
Ming Shum and Eileen Uy, each with right to substitute and resubstitute, but for only so long as each of them is an employee of Cronos Group Inc., a corporation incorporated under the Business Corporations Act (British Columbia) (the "Company"), to sign and file on his behalf the application for the required Securities and Exchange Commission
(the "SEC") electronic CIK/CCC codes and any and all Forms 3, 4 and 5 and Forms 144 relating to equity securities of the Company with the SEC pursuant to the requirements of
Section 16 of the Securities Exchange Act of 1934, as amended ("Section 16") and Rule
144 under the Securities Act of 1933, as amended.  This authorization, unless earlier revoked in writing, shall be valid until the undersigned's reporting obligations under
Section 16 and Rule 144 with respect to equity securities of the Company shall cease.
All prior such authorizations are hereby revoked.

    IN WITNESS WHEREOF, the undersigned has executed this Authorization and
Designation this 15th day of June, 2021.

                             /s/ Carlos S. Cortez
                            Carlos S. Cortez